CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of First Investors Tax Exempt Funds and to the use of our report dated February 14, 2007 on the financial statements and financial highlights of First Investors Insured Tax Exempt Fund, First Investors Insured Intermediate Tax Exempt Fund, and First Investors Florida Insured Tax Exempt Fund, each a series of shares of First Investors Tax Exempt Funds.   Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders which is incorporated by reference into the Prospectus/ Proxy Statement on Form N-14.

/s/ Tait, Weller & Baker LLP

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

July 20, 2007